Exhibit (c)(iii)

Morgan Stanley Board of Directors Update Tricon Residential October 24, 2023

Board of Directors Update As of 10/24/23 • Following receipt of Blackstone’s non-binding proposal on 10/2/23, the Board of Directors formed a Special Committee (the “Committee”) at its Board Meeting on 10/5 • After the formation and convening of the Committee, Morgan Stanley communicated to Blackstone that the Company was prepared to enter into a confidentiality agreement and provide non-public information so that it could solidify and improve its proposal • On 10/13, the confidentiality agreement was executed, and a virtual data room was opened to Blackstone. The data room contained an initial set of documents that has been regularly expanded over the past 10 days in response to Blackstone’s ongoing diligence requests – As of 10/23, Blackstone has made over 450 diligence requests spanning business, tax, legal, financial and accounting topics – Since opening of the virtual data room, the Company, through Morgan Stanley, has responded to over 300 of Blackstone’s Blackstone due diligence requests via written responses and supporting files uploaded to the data room Proposal • In addition to regular-way diligence through the data room, the Company’s management team has held 5 virtual diligence sessions with Blackstone covering various topics, including: (1) tax on 10/17, (2) insurance and SFR operations on 10/20, (3) SFR acquisitions on 10/20, (4) corporate / FP&A on 10/23 and (5) Canadian properties on 10/24. Other due diligence activities that have been scheduled include: – Property tours this week in select markets (Dallas, Atlanta, Charlotte, Nashville, Houston, Jacksonville, Orlando, Tampa and Toronto) – Two additional sessions with management are currently scheduled to cover capital markets (10/24) and accounting (10/25) • Blackstone has indicated that they will provide a revised proposal the week of 10/30 • See page 3 for a summary of events related to Blackstone and the ongoing diligence activities • On 10/17, Jonathan Litt of Land & Buildings (a real estate-focused activist investor) presented at the 13D Active-Passive Land & Investor Summit in New York, where he pitched the Company as a substantially undervalued investment Buildings (which was subsequently publicly published) including initial Presentation • See pages 4-6 for a summary of the Land & Buildings presentation share price and equity analyst reactions TRICON RESIDENTIAL 2

Board of Directors Update (Cont’d) Fall 2023 Calendars and Notable Events OCTOBER 2023 NOVEMBER 2023 DECEMBER 2023 S M T W T F S S M T W T F S S M T W T F S 1 2 3 4 5 6 7 1 2 3 4 1 2 8 9(1) 10 11 12 13 14 5 6 7 8 9 10 11 3 4 5 6 7 8 9 15 16 17 18 19 20 21 12 13 14 15 16 17 18 10 11 12 13 14 15 16 22 23 24 25 26 27 28 19 20 21 22 23 24 25 17 18 19 20 21 22 23 29 30 31 26 27 28 29 30 24 25 26(2) 27 28 29 30 31 Blackstone Proposal Blackstone Due Diligence Key Board / Committee Meetings Other Events US / Canada Market Holidays Blackstone Proposal / Due Diligence Tricon Key Board / Committee Meetings 10/2 Non-binding proposal from Blackstone received 10/5 Board Meeting—Special Committee formed NDA executed with Blackstone 10/13 10/10 Special Committee Meeting Data room opened 10/17 Tax diligence session 11/7 Q3’23 Board Meeting Insurance / SFR operations and SFR acquisitions 10/20 diligence sessions 10/23 Corporate / FP&A diligence session Other Events Canadian properties and capital markets diligence 10/24 11/8 Tricon Q3’23 Earnings Call sessions 10/25 Accounting diligence session 11/14 to 11/16 NAREIT 2023 Annual Conference Notes: 1. Thanksgiving – market holiday in Canada only 2. Boxing Day – market holiday in Canada only TRICON RESIDENTIAL 3

Morgan Stanley

Market Reaction to Land & Buildings' 10/17 Presentation

Presentation Themes and Initial Analyst Reactions

Excerpts from Land & Buildings' Presentation (10/17/2023)



TCN HAS MATERIALLY UNDERPERFORMED
EXCESSIVE OVERHEAD COSTS
20%+ EARNINGS GROWTH OPPORTUNITY DRIVING RENTS TO MARKET
THE OPPORTUNITY
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Why we are here
Catalysts to unlock value
Zillow

"**Why we are here**
- Poor revenue management causing in-place rents to be well below market rents
- Excessive overhead costs depressing earnings
- Weak alignment of interests
- TCN has declined more than 55% since early 2022, substantially underperforming SFR peers, causing it to trade at steep discount to net asset value (NAV)

Catalysts to unlock value
- 20%+ earnings upside from marking rents to market
  - Market rents 13% above Tricon's in-place rents
- 30%+ earnings upside from reducing excessive overhead toward SFR peer levels
  - Tricon's G&A costs at least 3x SFR peers on a per home basis
- Selling cheapest cost of capital assets (Canadian apartments) to pay down debt
  - Canadian apartments sales at ~4.5% cap rates can drive earnings accretion"

- Land & Buildings, 10/17/2023

- On October 17, 2023, Jonathan Litt, Founder and CIO of Land & Buildings ("L&B"), presented at the 13D Active-Passive Investor Summit in New York
- This annual conference, hosted by 13D Monitor, a research service firm specializing in shareholder activism and 13D filings, brings investors together to present and discuss various topics within the activist investing space
- Litt disclosed L&B's ownership in Tricon Residential and suggested that its engagement could unlock ~65% upside to Tricon's share price

Analyst Ratings and Price Targets Published Since L&B Presentation

As of 10/23/2023 ($USD)

Analyst	Rating	Current Price Target	Current NAV / Share	Change from Prior Price Target	Change from Prior NAV / Share
RBC [1]	Buy	$9.50	$16.00	($0.50)	$1.00
Scotiabank	Buy	$10.25	$11.25	($0.75)	($1.00)
Canaccord	Buy	$11.00	$12.75	-	-
KBW	Hold	$9.00	ND	-	-
National Bank [2]	Hold	$9.50	$10.86	-	-
Paradigm [2]	Buy	$11.18	ND	-	-
BMO [2]	Buy	$9.87	ND	-	-

- 5 out of 7 updating analysts maintained price targets; 2 lowered
- No analysts changed their rating recommendations

Source: Land & Buildings, Broker Research

Notes:
1. The $9.50 RBC price target is based on the equal weighting of their respective $16 NAV per share estimate, $2 per share DCF value and $10 per share FFO multiple-derived value
2. National Bank price target of CAD $13.00, NAV per share estimate of CAD $14.85, Paradigm price target of CAD $15.30, and BMO price target of CAD $13.50 are converted into USD based on an exchange ratio of 0.73 as of 10/23/2023

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Morgan Stanley

Market Reaction to Land & Buildings' 10/17 Presentation (Cont'd)

Share Price and Trading Volume

Share Price and Trading Volume

Cumulative Trading Performance since 10/16 Close – Indexed to 100 (left axis); Intraday NYSE Trading Volume Shown in Thousands of Shares (right axis)



10/17 2PM – End of Jonathan Litt Presentation (1)
TCN (2): +4.1%
SFR Avg (2)(3): +0.1%
10/17 Close
Cumulative Performance:
• TCN (2): +4.0%
• SFR Avg (2)(3): +0.1%
Day's Volume (4): 7.0MM shares
10/18 Close
Cumulative Performance:
• TCN (2): (0.4%)
• SFR Avg (2)(3): (1.3%)
Day's Volume (4): 5.0MM shares
10/19 Close
Cumulative Performance:
• TCN (2): (2.6%)
• SFR Avg (2)(3): (3.1%)
Day's Volume (4): 2.1MM shares
10/20 Close
Cumulative Performance:
• TCN (2): (3.8%)
• SFR Avg (2)(3): (4.1%)
Day's Volume (4): 1.4MM shares
10/23 Close
Cumulative Performance:
• TCN (2): (3.1%)
• SFR Avg (2)(3): (6.0%)
Day's Volume (4): 2.2MM shares
108
106
104
102
100
98
96
94
92
1,200
1,000
800
600
400
200
0
10/16 Close
10/17 Close
10/18 Close
10/19 Close
10/20 Close
10/23 Close
TCN Volume
TCN
SFR Avg.

Source: Bloomberg, S&P Capital IQ

Notes:
1. Jonathan Litt, Founder & Chief Investment Officer of Land & Buildings, presented during the Lunch Panel / Activist Lightning Round of the 13D Active-Passive Investor Summit (12:50-2:00pm)
2. Represents cumulative trading performance since 10/16 close
3. SFR Avg. includes INVH and AMH
4. Represents respective day's total TCN trading volume on the NYSE per S&P Capital IQ

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5

Morgan Stanley

Research Analyst Commentary to Land & Buildings' Presentation

Select Analyst Quotes by Category / Subject

Category	Quotes
Valuation Discount	• "… we think more of the discount is related to size, lack of a natural investor base, high complexity and near-term maturities versus the revenue management/G&A concerns called out by the presentation" ***– RBC (10/17/23)*** • "In our view, there are several possible reasons for the under-performance: higher leverage … more diversified business model … smaller float and less liquidity … and elevated overhead costs" ***– Canaccord (10/17/23)*** • "… we believe TCN's main challenge relates to a cost of capital above acquisition cap rates … In addition, TCN's historical growth strategy has used higher leverage than peers, another inhibitor in the current constrained borrowing environment. As a result, we don't see L&B's position or presentation as meaningfully changing the outlook" ***– KBW (10/17/23)*** • "… L&B's plan could prove effective boosting earnings, but it does not solve the valuation challenges presented by higher rates" ***– National Bank (10/17/23)***
Revenue Management	• "We see the large loss-to-lease figure as more of a benefit than an impediment" ***– RBC (10/17/23)*** • "…we believe that its strategy of managing its rent growth is appropriate and long-term strategically smart" ***– Canaccord (10/17/23)*** • "While TCN has likely not pushed annual renewal increases as hard as it could, we expect TCN to defend its action as a trade-off for higher occupancy / lower turnover costs and reduced headline risks during COVID when the entire SFR industry began drawing more political scrutiny. Also in the context of high single-digit annual rent growth in its markets, we believe a +13% loss-to-lease is not excessive" ***– National Bank (10/17/23)***
Overhead	• "While we agree that TCN's G&A screens high, we also think there are some reporting differences versus peers, and the high G&A is also somewhat attributable to a larger private funds business as well as smaller scale" ***– RBC (10/17/23)*** • "We expect TCN will point out that not all of its G&A is attributable to the SFR segment, with its third party capital management, land development and residential development businesses factoring into its G&A burden. It will likely also point out that over 60% of its G&A is covered by fee revenue that it expects will continue to grow with the business" ***– National Bank (10/17/23)***
Canadian Multifamily	• "However, some of the suggested actions, such as divesting the Canadian rental development sites, are not likely to allow for maximizing value over the long-term and could result in the goals of Tricon's management differing from L&B" ***– Canaccord (10/17/23)*** • "We agree that TCN should sell the Canadian multi-family assets as soon as possible as we believe they are too small to add much incremental value for shareholders in the near term and largely serve as a distraction" ***– RBC (10/17/23)***

Source: Broker Research

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6

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